Exhibit 99.1

CVR Partners Reports 2016 Second Quarter Results
And Announces Cash Distribution of 17 Cents

SUGAR LAND, Texas (July 28, 2016) - CVR Partners, LP (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (UAN) solution fertilizer products, today announced a second quarter 2016 net loss of $17.0 million, or 15 cents per fully diluted common unit, on net sales of $119.8 million, compared to net income of $27.0 million, or 37 cents per fully diluted common unit, on net sales of $80.8 million for the second quarter a year earlier. Negatively impacting 2016 second quarter results were approximately $6.6 million of expenses associated with a major scheduled plant turnaround at the East Dubuque fertilizer facility. Additional items impacting 2016 second quarter results included a $5.1 million loss on extinguishment of debt and a net charge of $13.0 million associated with inventory valuation and deferred revenue purchase price accounting adjustments related to CVR Partners’ acquisition of Rentech Nitrogen Partners, L.P.

Adjusted EBITDA, a non-GAAP financial measure, was $29.1 million for the second quarter of 2016, compared to adjusted EBITDA of $36.1 million for the second quarter of 2015.

For the first six months of 2016, net income was $1.0 million, or 1 cent per fully diluted common unit, on net sales of $192.9 million, compared to $56.8 million of net income, or 78 cents per fully diluted common unit, on net sales of $173.9 million for the comparable period a year earlier. Adjusted EBITDA for the first six months of 2016 was $57.0 million, compared to adjusted EBITDA of $74.5 million for the first six months of 2015.

CVR Partners’ results for the three and six months ended June 30, 2016, include the results of the East Dubuque fertilizer facility beginning April 1, 2016.

“CVR Partners’ second quarter was highlighted by several key accomplishments,” said Mark Pytosh, chief executive officer. “On April 1, we completed the acquisition of Rentech Nitrogen Partners, which primarily consisted of the East Dubuque nitrogen production facility. The integration of the East Dubuque facility with CVR Partners has been seamless, largely due to diligent and thorough pre-close planning.

“Our East Dubuque facility completed a full turnaround on time and within budget during the second quarter. As part of the turnaround we successfully installed a new ammonia converter, which has allowed the facility to produce ammonia at rates above 1,000 tons per day — an increase of more than 75 tons per day from prior levels,” Pytosh said.

“During the quarter we also completed a $645 million bond offering, which included a refinancing of the interim debt facilities utilized to complete the Rentech Nitrogen acquisition and enabled us to put in place a long-term capital structure,” he continued. “With the acquisition and refinancing behind us, we are focused on running our business at the lowest possible cost and maximizing our marketing and logistics’ capabilities within an expanded geographic footprint.”

Consolidated Operations

For the second quarter of 2016, consolidated average realized gate prices for UAN and ammonia were $199 per ton and $417 per ton, respectively. Average realized gate prices for UAN and ammonia for the Coffeyville facility were $269 per ton and $546 per ton, respectively, for the same period in 2015.

CVR Partners’ fertilizer facilities produced a combined 171,500 tons of ammonia and purchased an additional 5,000 tons of ammonia during the second quarter of 2016, of which 45,600 net tons were available for sale while the rest was upgraded to 296,500 tons of UAN. In the 2015 second quarter, the Coffeyville facility produced 107,100 tons of ammonia and purchased an additional 600 tons of ammonia, of which 4,400 net tons were available for sale while the remainder was upgraded to 253,500 tons of UAN.

Distributions

CVR Partners also announced today a second quarter 2016 distribution of 17 cents per common unit. The distribution, as set by the board of CVR GP, LLC, the general partner of CVR Partners, will be paid on Aug. 15, 2016, to unitholders of record on Aug. 8, 2016.

CVR Partners’ second quarter cash distribution brings the cumulative cash distributions paid or declared for the first six months of 2016 to 44 cents per common unit.

CVR Partners is a variable distribution master limited partnership. As a result, its quarterly distributions, if any, will vary from quarter to quarter due to several factors, including, but not limited to, its operating performance, fluctuations in the prices received for its finished products, maintenance capital expenditures, and cash reserves deemed necessary or appropriate by the board of directors of its general partner.

2016 Second Quarter Earnings Conference Call

CVR Partners previously announced that it will host its 2016 second quarter Earnings Conference Call for analysts and investors on Thursday, July 28, at 11 a.m. Eastern. The Earnings Conference Call may also include discussion of the Partnership’s developments, forward-looking information and other material information about business and financial matters.

The Earnings Conference Call will be broadcast live over the Internet at https://www.webcaster4.com/Webcast/Page/1004/15904. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8029.

For those unable to listen live, the Webcast will be archived and available for 14 days at https://www.webcaster4.com/Webcast/Page/1004/15904. A repeat of the conference call can be accessed by dialing (877) 660-6853, conference ID 13639903.

# # #

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of CVR Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, CVR Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Forward-Looking Statements
This news release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. CVR Partners disclaims any intention or obligation to update publicly or revise its forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Partners, LP
Headquartered in Sugar Land, Texas, CVR Partners, LP is a Delaware limited partnership focused on the production, marketing and distribution of nitrogen fertilizer products. It primarily produces urea ammonium nitrate (UAN) and ammonia, which are predominantly used by farmers to improve the yield and quality of their crops. CVR Partners’ Coffeyville, Kansas, nitrogen fertilizer manufacturing facility includes a 1,300 ton-per-day ammonia unit, a 3,000 ton-per-day UAN unit and a dual-train gasifier complex having a capacity of 89 million standard cubic feet per day of hydrogen. CVR Partners’ East Dubuque, Illinois, nitrogen fertilizer manufacturing facility includes a 1,025 ton-per-day ammonia unit and a 1,100 ton-per-day UAN unit.

For further information, please contact:

Investor Contact:
Wes Harris
CVR Partners, LP
281-207-3490
InvestorRelations@CVRPartners.com

Media Relations:
Angie Dasbach
CVR Partners, LP
281-207-3550
MediaRelations@CVRPartners.com

CVR Partners, LP

Financial and Operational Data (all information in this release is unaudited except the balance sheet data as of December 31, 2015). On April 1, 2016, the Partnership completed the previously announced transactions (the "East Dubuque Merger"), whereby the Partnership acquired CVR Nitrogen Partners, LP (formerly known as East Dubuque Nitrogen Partners, L.P. and also formerly known as Rentech Nitrogen Partners, L.P.), and CVR Nitrogen GP, LLC (formerly known as East Dubuque Nitrogen GP, LLC and also formerly known as Rentech Nitrogen GP, LLC). Pursuant to the East Dubuque Merger, the Partnership acquired a nitrogen fertilizer manufacturing facility located in East Dubuque, Illinois (the "East Dubuque Facility"). The consolidated financial statements and key operating metrics for the three and six months ended June 30, 2016 include the results of the East Dubuque Facility beginning on April 1, 2016, the date of the closing of the acquisition.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

	(in millions, except unit data)
Consolidated Statements of Operations Data:
Net sales (1)	$119.8	$80.8	$192.9	$173.9
Cost of product sold - Affiliates (2)	0.5	2.2	1.4	4.0
Cost of product sold - Third parties (2)	35.5	13.2	51.0	37.2
Direct operating expenses - Affiliates (2)	1.2	1.2	2.1	2.2
Direct operating expenses - Third parties (2)	53.0	23.9	75.8	47.4
Selling, general and administrative expenses - Affiliates (2) (3)	3.9	3.4	7.4	6.6
Selling, general and administrative expenses - Third parties (2) (3)	4.4	1.2	7.3	2.5
Depreciation and amortization	17.6	7.0	24.5	13.8
Operating income	3.7	28.7	23.4	60.2
Interest expense and other financing costs	(15.5)	(1.7)	(17.2)	(3.4)
Interest income	—	—	—	—
Loss on extinguishment of debt	(5.1)	—	(5.1)	—
Other income (expense), net	—	—	—	—
Income (loss) before income tax expense	(16.9)	27.0	1.1	56.8
Income tax expense	0.1	—	0.1	—
Net income (loss)	$(17.0)	$27.0	$1.0	$56.8

Net income (loss) per common unit - basic	$(0.15)	$0.37	$0.01	$0.78
Net income (loss) per common unit - diluted	$(0.15)	$0.37	$0.01	$0.78

Adjusted EBITDA*	$29.1	$36.1	$57.0	$74.5
Available cash for distribution*	$19.7	$28.4	$50.4	$61.0

Weighted average, number of common units outstanding (in thousands):
Basic	113,283	73,123	93,206	73,123
Diluted	113,283	73,131	93,206	73,131
________________________________

* See "Use of Non-GAAP Financial Measures" below.

(1)        Below are the components of net sales:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

	(in millions)
Reconciliation to net sales:
Sales net at gate	$103.3	$70.5	$168.1	$149.7
Freight in revenue	8.7	7.8	15.6	14.8
Hydrogen revenue	0.5	2.0	1.6	8.5
Other, including the impact of purchase accounting	7.3	0.5	7.6	0.9
Total net sales	$119.8	$80.8	$192.9	$173.9
(2)    Cost of product sold, direct operating expenses and selling, general and administrative expenses are all reflected exclusive of depreciation and amortization.

(3)
The Partnership incurred legal and other professional fees and other merger related expenses that are referred to herein as expenses associated with the East Dubuque Merger. The Partnership incurred approximately $1.2 million and $2.5 million of expenses associated with the East Dubuque Merger, which are included in selling, general and administrative expenses for the three and six months ended June 30, 2016, respectively.

	As of June 30, 2016	As of December 31, 2015
		(audited)
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$76.3	$50.0
Working capital	97.8	72.7
Total assets	1,352.6	536.3
Total debt, including current portion	625.3	124.8
Total partners’ capital	672.1	385.6

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

	(in millions)
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$5.5	$30.6	$29.1	$56.0
Investing activities	(74.0)	(3.4)	(75.7)	(6.0)
Financing activities	92.8	(32.9)	72.9	(62.9)
Net increase (decrease) in cash and cash equivalents	$24.3	$(5.7)	$26.3	$(12.9)

Capital expenditures for property, plant and equipment:
Maintenance capital expenditures	$4.1	$2.2	$4.9	$3.6
Growth capital expenditures	6.0	1.2	7.0	2.4
Total capital expenditures	$10.1	$3.4	$11.9	$6.0

Operating Data

The following tables set forth information about our consolidated operations and our nitrogen fertilizer manufacturing facility located in Coffeyville, Kansas (the "Coffeyville Facility") and the East Dubuque Facility.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Key Operating Statistics:

Consolidated sales (thousand tons):
Ammonia	73.6	6.3	98.0	19.1
UAN	339.4	249.8	606.4	524.3

Consolidated product pricing at gate (dollars per ton) (1):
Ammonia	$417	$546	$405	$551
UAN	$199	$269	$204	$265

Consolidated production volume (thousand tons):
Ammonia (gross produced) (2)	171.5	107.1	285.1	203.0
Ammonia (net available for sale) (2) (3)	45.6	4.4	60.7	19.1
UAN	296.5	253.5	544.7	505.6

Feedstock:
Petroleum coke used in production (thousand tons)	130.6	128.2	257.5	253.1
Petroleum coke used in production (dollars per ton)	$12	$25	$15	$27
Natural gas used in production (MMBtu) (4)	1,396.1	—	1,396.1	—
Natural gas used in production (dollars per MMBtu) (4)	$2.41	$—	$2.41	$—
Natural gas in cost of product sold (MMBtu) (4)	1,063.0	—	1,063.0	—
Natural gas in cost of product sold (dollars per MMBtu) (4)	$2.33	$—	$2.33	$—

Coffeyville Facility on-stream factors (5):
Gasification	98.0%	100.0%	97.8%	99.7%
Ammonia	96.6%	99.3%	96.9%	96.9%
UAN	93.7%	96.6%	92.5%	97.2%

East Dubuque Facility on-stream factors (5):
Ammonia	68.6%	—%	68.6%	—%
UAN	69.1%	—%	69.1%	—%

Market Indicators:
Ammonia - Southern Plains (dollars per ton)	$419	$546	$397	$550
Ammonia - Corn belt (dollars per ton)	$489	$601	$465	$604
UAN - Corn belt (dollars per ton)	$239	$305	$234	$309
Natural gas NYMEX (dollars per MMBtu)	$2.25	$2.74	$2.12	$2.77
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(1)
Product pricing at gate represents net sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.

(2)
Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.

(3)   In addition to the produced ammonia, the Partnership acquired approximately 5.0 thousand tons and 0.6 thousand tons of ammonia during the three months ended June 30, 2016 and 2015, respectively. The Partnership acquired approximately 8.0 thousand tons and 21.8 thousand tons of ammonia during the six months ended June 30, 2016 and 2015, respectively.

(4) The cost per MMBtu excludes derivative activity, when applicable. The impact of natural gas derivative activity during the three and six months ended June 30, 2016 and 2015 was not material.

(5)   On-stream factor is the total number of hours operated divided by the total number of hours in the reporting period and is included as a measure of operating efficiency.

Excluding the impact of the full facility turnaround at the East Dubuque Facility, the on-stream factors for the East Dubuque Facility would have been 100.0% for ammonia and 99.6% for UAN for the three months ended June 30, 2016.

Use of Non-GAAP Financial Measures

To supplement our actual results calculated in accordance with GAAP for the applicable periods, the Partnership also uses the non-GAAP financial measures noted above, which are reconciled to our GAAP based results below. These non-GAAP financial measures should not be considered as an alternative to GAAP results.

EBITDA is defined as net income (loss) before (i) interest (income) expense, (ii) income tax expense and (iii) depreciation and amortization expense.

Adjusted EBITDA is defined as EBITDA further adjusted for the impact of non-cash share-based compensation, and, when applicable, major scheduled turnaround expenses, loss on extinguishment of debt, loss on disposition of assets and expenses associated with the East Dubuque Merger.

We present EBITDA because we believe it allows users of our financial statements, such as investors and analysts, to assess our financial performance without regard to financing methods, capital structure or historical cost basis. We present Adjusted EBITDA because we have found it helpful to consider an operating measure that excludes amounts, such as major scheduled turnaround expenses, loss on extinguishment of debt, loss on disposition of assets, expenses associated with the East Dubuque Merger, and business interruption insurance proceeds, relating to transactions not reflective of our core operations. When applicable, each of these expenses is discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our SEC reports, so that investors have complete information about expenses. In addition, we believe that it is useful to exclude from Adjusted EBITDA non-cash share-based compensation, although it is a recurring cost incurred in the ordinary course of business. In our view, non-cash share-based compensation, which also is presented in our financial statements and discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operations, reflects a non-cash cost which may obscure, for a given period, trends in the underlying business, due to the timing and nature of the equity awards. We also present Adjusted EBITDA because it is the starting point used by the board of directors of our general partner when calculating our available cash for distribution.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be substituted for net income (loss) or cash flows from operations. Management believes that EBITDA and Adjusted EBITDA enable investors and analysts to better understand our ability to make distributions to common unitholders, help investors and analysts evaluate our ongoing operating results and allow for greater transparency in reviewing our overall financial, operational and economic performance by allowing investors to evaluate the same information used by management. EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

A reconciliation of consolidated Net Income (Loss) to consolidated EBITDA and consolidated Adjusted EBITDA is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

	(in millions)
Net income (loss)	$(17.0)	$27.0	$1.0	$56.8
Add:
Interest expense and other financing costs, net	15.5	1.7	17.2	3.4
Depreciation and amortization	17.6	7.0	24.5	13.8
Income tax expense	0.1	—	0.1	—
EBITDA	$16.2	$35.7	$42.8	$74.0
Add:
Major scheduled turnaround expenses	6.6	0.4	6.6	0.4
Share-based compensation, non-cash	—	—	—	0.1
Loss on extinguishment of debt	5.1	—	5.1	—
Expenses associated with the East Dubuque Merger	1.2	—	2.5	—
Adjusted EBITDA	$29.1	$36.1	$57.0	$74.5

Available cash for distribution is not a recognized term under GAAP. Available cash for distribution should not be considered in isolation or as an alternative to net income (loss) or operating income, or any other measure of financial performance or operating performance. In addition, available cash for distribution is not presented as, and should not be considered, an alternative to cash flows from operations or as a measure of liquidity. Available cash for distribution as reported by the Partnership may not be comparable to similarly titled measures of other entities, thereby limiting its usefulness as a comparative measure.

Available cash begins with Adjusted EBITDA reduced for cash needed for (i) net cash interest expense (excluding capitalized interest) and debt service and other contractual obligations; (ii) maintenance capital expenditures; and (iii) to the extent applicable, major scheduled turnaround expenses, reserves for future operating or capital needs that the board of directors of the general partner deemed necessary or appropriate, and expenses associated with the East Dubuque Merger, if any. Available cash for distribution may be increased by the release of previously established cash reserves, if any, at the discretion of the board of directors of our general partner, and available cash is increased by the business interruption insurance proceeds and the impact of purchase accounting. Actual distributions are set by the board of directors of our general partner. The board of directors of our general partner may modify our cash distribution policy at any time, and our partnership agreement does not require us to make distributions at all.

A reconciliation of consolidated Adjusted EBITDA to Available cash for distribution is as follows:

Three Months Ended June 30, 2016

(in millions, except units and per unit data)
Adjusted EBITDA	$29.1
Adjustments:
Less:
Net cash interest expense (excluding capitalized interest) and debt service	(14.5)
Maintenance capital expenditures	(4.1)
Major scheduled turnaround expenses	(6.6)
Expenses associated with the East Dubuque Merger	(1.2)
Add:
Insurance recovery - business interruption	4.0
Impact of purchase accounting (1)	13.0
Available cash for distribution	$19.7
Available cash for distribution, per common unit	$0.17
Common units outstanding (in thousands)	113,283
________________________________

(1) The impact of purchase accounting includes an inventory fair value adjustment of $18.3 million and a deferred revenue fair value adjustment of $5.3 million.